Exhibit 99.1

Rubius Therapeutics Appoints Internationally Recognized Autoimmunity and
Translational Immunology Leader Laurence Turka, M.D., as Chief Scientific Officer

CAMBRIDGE, Mass., Jan. 8, 2020 (GLOBE NEWSWIRE) -- Rubius Therapeutics, Inc. (Nasdaq:RUBY), a clinical-stage biopharmaceutical company that is genetically engineering red blood cells to create an entirely new class of cellular medicines, today announced the appointment of Laurence Turka, M.D., as its first chief scientific officer, effective January 21, 2020. Dr. Turka, a distinguished physician-scientist in autoimmunity and translational immunology, joins Rubius from Rheos Medicines, where he was a co-founder and served as chief scientific officer.

“Larry brings to Rubius exceptional insights and an extraordinary record of scientific achievement in immune-mediated diseases,” said Pablo J. Cagnoni, M.D., chief executive officer of Rubius Therapeutics. “Larry joins at a pivotal time as we continue to explore the broad potential of the RED PLATFORM® for the treatment of rare diseases, cancer and autoimmune diseases and as our lead oncology program, RTX-240, is expected to enter the clinic this year. His expertise will be invaluable towards translating our discovery research into important breakthroughs for patients.”

As co-founder and chief scientific officer of Rheos Medicines, Dr. Turka built its portfolio of novel therapies targeting the metabolism of immune cells, made key leadership hires and was instrumental in securing a strategic collaboration between Rheos and Roche. Prior to Rheos, he was an entrepreneur-in-residence at Third Rock Ventures, where he played a leading role in the creation of Rheos and provided immunology expertise in evaluating multiple company-building opportunities. Before joining venture capital, Dr. Turka spent 30 years working in academia, most recently serving as the Harold and Ellen Danser Professor of Surgery and professor of medicine at Harvard Medical School and Massachusetts General Hospital. Among the notable discoveries of Dr. Turka’s laboratory were novel approaches to transplantation tolerance, the role of Toll-like receptors in T cells and pathways required for the maintenance of regulatory T cell function. Dr. Turka was also an early leader in the field of T cell costimulation and contributed to the development of abatacept and belatacept for the treatment of rheumatoid arthritis and renal transplantation. He is a former president of the American Society of Transplantation, chair of the NIAID Board of Scientific Counselors and editor in chief of The Journal of Clinical Investigation. He is currently the deputy director of the Immune Tolerance Network, serves on the scientific steering committee of the Parker Institute for Cancer Immunotherapy and is the Harold and Ellen Danser Professor of Surgery (part-time) at Harvard Medical School. Dr. Turka received his M.D. from the Yale University School of Medicine, trained in internal medicine at Yale-New Haven Hospital and in nephrology at the Brigham and Women’s Hospital/Harvard Medical School. He was elected to membership in the American Society for Clinical Investigation in 1995, and the Association of American Physicians in 2003.

“Rubius’ approach of harnessing the unique properties of red blood cells with the creative potential of genetic engineering using the RED PLATFORM has the potential to deliver on the promise of cellular therapy, and I could not be more excited to join such an innovative company,” said Larry Turka, M.D., chief scientific officer at Rubius Therapeutics. “With broad therapeutic applications across rare diseases, cancer and autoimmune diseases, we have the opportunity to impact the lives of many patients in need.”

About Rubius Therapeutics

Rubius Therapeutics is a clinical-stage biopharmaceutical company developing a new class of medicines called Red Cell Therapeutics™. The Company’s proprietary RED PLATFORM® was designed to genetically engineer and culture Red Cell Therapeutics™ that are selective, potent and off-the-shelf allogeneic cellular therapies for the potential treatment of several diseases across multiple therapeutic areas. Rubius’ initial focus is to advance RCT™ product candidates for the treatment of rare diseases, cancer and autoimmune diseases by leveraging three distinct therapeutic modalities — cellular shielding, potent cell-cell interaction and tolerance induction. For more information, visit www.rubiustx.com, or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the planned timing, recruitment, enrollment and results for our preclinical and clinical activities, including the Phase 1b clinical trial for RTX-134 for the treatment of PKU, our ability to further develop our RCT product candidates, our manufacturing process, our expectations regarding the therapeutic potential of our RCTs, our expectations regarding new and continuing members of our leadership team and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the development of our RCT product candidates and their therapeutic potential and other risks identified in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Contacts:

Lori Melançon
Vice President, Corporate Communications and Investor Relations
+1 (617) 949-5296
lori.melancon@rubiustx.com

Media Contact:
Dan Budwick
1AB
+1 (973) 271-6085
dan@1abmedia.com